UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
June 20, 2012

Good Times Restaurants Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-18590	84-1133368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Corporate Circle, Golden, Colorado 80401
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (303) 384-1400

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 20, 2012, Good Times Restaurants Inc. (the "Company") received notice from Keith A. Radford of his resignation from the Company's Board of Directors and his related responsibilities on the Audit and Compensation Committees, to be effective June 30, 2012.

Mr. Radford recently stepped down as Chief Financial Officer of Terra Nova Pub Group Ltd., Elephant & Castle Group Inc., and Massachusetts Pub Group LLC and has tendered his resignation from the Company's Board of Directors in connection with this change in his employment and not due to any disagreement with the Company on any matter relating to the Company's operations, policies, or practices.

Mr. Radford was initially appointed as a director of the Company on December 13, 2010 as a designee of Small Island Investments Limited ("SII"), pursuant to the Securities Purchase Agreement dated October 29, 2010 between the Company and SII.  SII has informed the Company that it intends to designate a successor to Mr. Radford prior to the June 30, 2012 effective date of his resignation or as soon as practicable thereafter, which designation will be subject to approval by our Board of Directors.  It is anticipated that Mr. Radford's successor will be an independent director under the applicable NASDAQ listing standards and an audit committee financial expert, as that term is defined by SEC rules and that such individual will succeed Mr. Radford on the Audit Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                        GOOD TIMES RESTAURANTS INC.

Date:  June 22, 2012                                        By:  /s/ Boyd E. Hoback

                                                                                 Boyd E. Hoback

                                                                                 President and Chief Executive Officer

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